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                                                                      EXHIBIT 23

SUNRISE MEDICAL INC.

ACCOUNTANTS' CONSENT

The Board of Directors

We consent to incorporation by reference in the Registration Statement No. 33-44082 on Form S-4, Statement No. 33-49500 on Form S-3, Statement No. 33-55880 on Form S-3, Statement No. 33-39887 on Form S-8, Statement No. 33-35797 on Form S-8, Statement No. 33-13460 on Form S-8, and Statement No. 33-88216 on Form S-8 of Sunrise Medical Inc. of our report dated April 3, 1995, with respect to the combined balance sheet of Corona SA, its subsidiaries and related companies as of September 30, 1994 and the related combined statements of income and cash flows for the year then ended, which report appears in the Form 8-K of Sunrise Medical Inc. dated April 7, 1995.


                                                [KPMG Audit]

Neuilly sur Seine, France

April 5, 1995